Exhibit 99.1

Calumet Specialty Products Partners, L.P. Announces Early Results of Cash Tender Offers for Any and All of its 9.25% Senior Secured First Lien Notes due 2024 and up to $100 Million of its 11.00% Senior Notes due 2025

INDIANAPOLIS, June 27, 2023 /PRNewswire/ — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet,” “we,” “our” or “us”), today announced the early results of its previously announced cash tender offers to purchase (the “Offers”) (i) any and all of its 9.25% Senior Secured First Lien Notes due 2024 (CUSIP Nos. 131477AU5 / U13077AK5) (the “2024 Secured Notes”) and (ii) up to an aggregate principal amount not to exceed $100 million (the “Tender Cap”), of its outstanding 11.00% Senior Notes due 2025 (CUSIP Nos. 131477AT8 / U13077AJ8) (the “2025 Notes” and, together with the 2024 Secured Notes, the “Notes”), subject to the terms and conditions set forth in the Offer to Purchase dated June 12, 2023 (as it may be amended or supplemented from time to time, the “Offer to Purchase”). The following table sets forth, among other things, the principal amount of Notes validly tendered and accepted for purchase as of 5:00 p.m., New York City time, on June 26, 2023 (such date, the “Early Tender Date”):

Notes	CUSIP Numbers	Aggregate Principal Amount Outstanding(1)	Tender Cap	Principal Amount Tendered	Principal Amount Accepted
2024 Secured Notes	131477AU5 /U13077AK5	$200,000,000	N/A	$20,957,000	$20,957,000
2025 Notes	131477AT8 /U13077AJ8	$513,541,000	$100,000,000	$183,518,000	$100,000,000

(1)	As of the date of this press release.

Upon the terms and subject to the conditions set forth in the Offer to Purchase, Calumet is accepting for purchase all 2024 Secured Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date and, because the purchase of the 2025 Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date would cause Calumet to purchase an aggregate principal amount of 2025 Notes in excess of the Tender Cap, Calumet is accepting for purchase only $100 million principal amount of 2025 Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date, at an approximate proration factor of 54.5% (rounded to the nearest tenth of a percentage point for presentation purposes). Given that the Offer for the 2025 Notes is oversubscribed, holders who validly tender 2025 Notes after the Early Tender Date will not have any of their 2025 Notes accepted for purchase and there will be no final settlement date for the 2025 Notes. Any tendered 2025 Notes that are not accepted for purchase will be returned or credited without expense to the holder’s account.

Payment of the applicable Total Consideration (as set forth in the Offer to Purchase) for the Notes that are accepted for purchase at or prior to the Early Tender Date will be made by Calumet on June 28, 2023 (the “Early Settlement Date”). Payment will include accrued and unpaid interest from the last interest payment date applicable to the relevant series of Notes up to, but not including, the Early Settlement Date. Calumet will pay holders of 2025 Notes validly tendered and accepted for purchase on a pro rata basis according to the proration procedures described in the Offer to Purchase.

Calumet intends to redeem, at some point after July 15, 2023, any amount of 2024 Secured Notes that remain outstanding after the expiration of the Offers, at par, plus accrued and unpaid interest to, but not including, the redemption date. This press release does not constitute a notice of redemption for the 2024 Secured Notes, and any redemption of 2024 Secured Notes that remain outstanding following the expiration of the Offers will be made only pursuant to the terms of the applicable notice of redemption delivered pursuant to the terms of the indenture governing the 2024 Secured Notes.

The Offers will expire at 5:00 p.m., New York City time, on July 12, 2023, unless extended or early terminated (such date and time, as the same may be extended or early terminated, the “Expiration Date”). Withdrawal rights expired at 5:00 p.m., New York City time, on June 26, 2023. Notes that have been tendered may no longer be withdrawn. Holders who validly tender their 2024 Secured Notes after the Early Tender Date, but at or prior to the Expiration Date, will only be eligible to receive the Tender Offer Consideration (as set forth in the Offer to Purchase), which does not include the Early Tender Premium (as set forth in the Offer to Purchase).

The terms and conditions of the Offers, including Calumet’s obligation to accept the Notes tendered and pay the purchase price therefor, are set forth in the Offer to Purchase. Calumet may, at its own discretion, amend, extend or, subject to certain conditions, terminate any of the Offers.

Calumet has retained BofA Securities as dealer manager. Questions regarding the Offers may be directed to BofA Securities at +1 (888) 292-0070 (toll-free), +1 (646) 743-0698 (collect), or by e-mail at debt_advisory@bofa.com. For questions concerning procedures to tender Notes and to obtain copies of the Offer to Purchase, please contact the Information Agent, D.F. King & Co., Inc., at +1 (800) 992-3086 (toll-free), +1 (212) 269-5550 (collect), or by e-mail at calumet@dfking.com.

This press release does not constitute an offer to purchase or redeem or the solicitation of an offer to sell the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. manufactures, formulates and markets a diversified slate of specialty branded products and renewable fuels to customers across a broad range of consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding the Offers and the redemption of the 2024 Secured Notes. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations. For additional information regarding known material risks, uncertainties and other factors that can affect future results, please see our filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE Calumet Specialty Products Partners, L.P.

For further information: Brad McMurray, Director Investor Relations, 317-957-5378; Media Oakes, Director Corporate Communications, 317-957-5319